Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use of our report dated April 13, 2004, included in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-110510) of Path 1 Network Technologies Inc., relating to their consolidated financial statements for the years ended December 31, 2003 and 2002. We also consent to the reference to us under the heading “Experts” in this Form S-3/A

SWENSON ADVISORS, LLP

San Diego, California

May 3, 2004